Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Corbus Pharmaceuticals Holdings, Inc. on Form S-3 (No. 333-222447) and Form S-8 (Nos. 333-200350, 333-201898, 333-210428 and 333-216547) of our report dated March 12, 2018, on our audits of the consolidated financial statements as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017, which report is included in this Annual Report on Form 10-K to be filed on or about March 12, 2018.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
March 12, 2018